CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83
Exhibit 4.4

SHARE LENDING AGREEMENT
This share lending agreement (the “Agreement”) is entered into on 28 February 2023, by and between:
(1)	BW Group Limited (“BW Group” or the “Lender”); and

(2)	Hafnia Limited (the “Company” and, together with BW Group, the “Parties” and individually, a “Party”).

1	BACKGROUND

(A)	BW Group currently owns 246,106,112 common shares in the Company, representing 48.89% of the issued and outstanding common shares in the Company.

(B)
In 2020, the board of directors of the Company established a long-term incentive plan (the “LTIP 2020”) for the senior management of the Company. As at 31 December 2022, there were in total 3,431,577 outstanding options under the LTIP 2020. Following the release of the Company’s Q4 2022 earnings results on 28 February 2023 all outstanding options under the LTIP 2020 will have vested. Due to the Company’s current share price the Company expects that option holders may exercise vested options.

(C)
To facilitate prompt settlement and to allow the Company to deliver already existing, tradable shares to option holders that exercise options granted under LTIP 2020, it has been agreed that the Company shall borrow existing common shares of the Company from BW Group.

(D)	The number of common shares of the Company to be borrowed by the Company from BW Group is 3,431,577 (the “Borrowed Shares”)

2	SHARE LENDING

The Lender undertakes to lend to the Company the Borrowed Shares. Delivery and redelivery of the Borrowed Shares shall take place in accordance with Clause 3 below.
The Parties agree that transfer and delivery of the Borrowed Shares from the Lender to the Company shall be deemed to be a loan of the Borrowed Shares, and shall not be, or be construed as, a sale and purchase of the Borrowed Shares. The borrowing of the Borrowed Shares shall be registered as share lending in the VPS.
3	DELIVERY AND REDELIVERY

The Lender shall transfer the Borrowed Shares to such VPS account as instructed by the Company on the date of this Agreement.
Redelivery of Borrowed Shares to BW Group shall be in the form of new common shares to be issued by the Company in a number equal to the number of Borrowed Shares (the “New Shares”). The New Shares shall be subscribed for at par value, i.e. USD 0.01 per New Share. The subscription amount of USD 34,315.77 shall be deemed to be paidby set-off against the fee to be paid by the Company to BW Group as set out in Clause 4 below.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83
The Company undertakes to redeliver the Borrowed Shares to the Lender as soon as practically possible and in no event later than 30 March 2023. BW Group hereby subscribes for any New Shares required to enable the Company to redeliver the Borrowed Shares in a timely manner without having to acquire shares in the market or reducing its ability to deliver shares under LTIP 2020, and BW Group agrees to take the New Shares subject to the memorandum of association and bye-laws of the Company and authorises the Company to enter its name and address in the register of members of the Company in respect of such New Shares.
4	COMPENSATION

As consideration for the loan of the Borrowed Shares, the Lender shall receive (i) a fixed fee of USD 40,000 from the Company and (ii) a variable fee from the Company of 0.40% per cent per annum from the date of this Agreement until the New Shares that equals the number of Borrowed Shares are received in the Lender’s VPS account, calculated on the total number of Borrowed Shares multiplied by the closing market price of the Company’s shares on a daily basis. The fees are payable by the Company after the New Shares that equals the number of Borrowed Shares are received in the Lender’s VPS account.
5	REPRESENTATION, WARRANTIES AND UNDERTAKINGS

5.1	The Lender

The Lender hereby represents, warrants and undertakes that:
(i)	it is duly authorised and empowered to perform its duties and obligations under this Agreement;

(ii)	it has valid title to the Borrowed Shares to be lent by it under this Agreement and the legal right and power to lend, and deliver such Borrowed Shares in accordance with the terms of this Agreement;

(iii)	the Borrowed Shares will be delivered by the Lender to the Company, at the Company’s direction, free and clear of any security interest, claims, liens, equities and other encumbrances; and

(iv)	it will not sell any of the Borrowed Shares lent by it under this Agreement while the shares are being borrowed by the Company.

5.2	The Company

The Company hereby represents, warrants and undertakes to the Lender that:
(i)	it is duly authorised and empowered to perform its duties and obligations under this Agreement; and

(ii)	the New Shares when so delivered will be validly issued, fully paid, and in all respects have equal rights to those of all other issued common shares of the Company.

6	MISCELLANEOUS

6.1	Liability and indemnity

The Company shall indemnify and hold harmless BW Group for any claims, liabilities, losses, damages, costs and expenses incurred by BW Group in relation to the share lending contemplated by this Agreement.
6.2	Distributions

The Company shall fully compensate the Lender as lender of the Borrowed Shares for any return (of any kind) distributed by the Company on the Borrowed Shares until redelivery.
6.3	Governing law and dispute resolution

The Agreement is governed by and shall be construed in accordance with Norwegian law.
The Parties submit to the exclusive jurisdiction of the Norwegian courts for all purposes relating to this Agreement, with Oslo District Court as exclusive legal venue.
[signature page follows]

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83
[signature page for share lending agreement]
28 February 2023
BW Group Limited	Hafnia Limited

/s/ Andreas Sohmen-Pao	/s/ Petrus Wouter Van Echtelt
Name: Andreas Sohmen-Pao	Name: Petrus Wouter Van Echtelt
Title: Authorised Person	Title: Authorised Person